EXHIBIT 23.1
The Chubb Corporation
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Chubb Corporation and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedules of The Chubb Corporation and the effectiveness of internal control over financial reporting of The Chubb Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
May 13, 2010